Exhibit 99.1

REXFORD INDUSTRIAL ANNOUNCES CHIEF FINANCIAL OFFICER TRANSITION

Los Angeles - January 16, 2020 - Rexford Industrial Realty, Inc. (the “Company” or “Rexford Industrial”) (NYSE: REXR), a real estate investment trust focused on creating value by investing in and operating industrial properties located in Southern California infill markets, today announced that Adeel Khan, Chief Financial Officer, has decided to step down from his current role as CFO. Mr. Khan will remain at Rexford and will continue to serve as CFO until a new CFO assumes the role and will then assist in transitioning his responsibilities. Both Mr. Khan and the Company are considering the potential for Mr. Khan to assume a new role at the Company after the hiring of a new CFO.
“We are very grateful to Adeel for his eight years of service as CFO at Rexford. Having joined Rexford prior to our IPO in 2013, Adeel has been instrumental to Rexford’s growth and success as one of the top performing REITs in the United States since our public offering. We are also pleased to be exploring the potential for a new role for Adeel at Rexford following the hiring of a new CFO, as we believe Adeel has the capacity to continue to make a strong contribution towards the Company’s future growth,” stated Michael Frankel and Howard Schwimmer, Co-Chief Executive Officers of the Company.
The Company has begun a formal search for a new Chief Financial Officer.

About Rexford Industrial
Rexford Industrial, a real estate investment trust focused on creating value by investing in and operating industrial properties throughout Southern California infill markets, owns 213 properties with approximately 26.6 million rentable square feet and manages an additional 19 properties with approximately 1.0 million rentable square feet.
For additional information, visit www.rexfordindustrial.com.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," or "potential" or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. For a further discussion of these and other factors that could cause the Company's future results to differ materially from any forward-looking statements, see the reports and other filings by the Company with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and the Current Report on Form 8-K filed with the SEC on the date of this press release. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Contact:
Investor Relations:
Stephen Swett
424 256 2153 ext. 401
investorrelations@rexfordindustrial.com